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                                                                    EXHIBIT 12.1

                           HIGHWOODS PROPERTIES, INC.


      RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                             (Dollars in thousands)

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
                                                         Six Months
                                                           Ended
                                                       June 30, 2002       2001      2000      1999      1998      1997
                                                       -------------     -------   -------   -------   -------   -------
EARNINGS:
Income from continuing operations before
  minority interest                                        59,484         147,222   153,599   166,213   150,372    92,584
Interest                                                   53,151         106,496   110,315   114,311    94,413    45,138
Amortization of loan costs                                    680           2,005     2,512     2,823     2,598     2,256
                                                          -------         -------   -------   -------   -------   -------
Total earnings                                            113,315         255,723   266,426   283,347   247,383   139,978

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Interest                                                   53,151         106,496   110,315   114,311    94,413    45,138
Interest capitalized                                        6,617          16,947    23,669    29,147    17,968     7,238
Amortization of loan costs                                    680           2,005     2,512     2,823     2,598     2,256
                                                          -------         -------   -------   -------   -------   -------
Total fixed charges                                        60,448         125,448   136,496   146,281   114,979    54,632

Preferred stock dividends                                  15,426          31,500    32,580    32,580    30,092    13,117
Total fixed charges and preferred stock dividends          75,874         156,948   169,076   178,861   145,071    67,749

Ratio of earnings to fixed charges                           1.87            2.04      1.95      1.94      2.15      2.56

Ratio of earnings to combined fixed charges and
   preferred stock dividends                                 1.49            1.63      1.58      1.58      1.71      2.07
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